Exhibit 99



CONTACT

Jan Drummond

847-286-8316





FOR IMMEDIATE RELEASE

April 10, 1997







SEARS initiates VOLUNTARY RESTITUTION PLAN

FOR certain PAST BANKRUPtCY COLLECTION PRACTICES



HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. yesterday filed a motion in U.S. Bankruptcy Court for the District of Massachusetts indicating that the company would voluntarily repay Chapter 7 bankruptcy debtors nationwide whose debt reaffirmations were not filed as required by the U.S. Bankruptcy
Code.



Under the reaffirmation provisions of the U.S. Bankruptcy Code, a debtor seeking Chapter 7 protection may agree to repay his or her debts to creditors. This reaffirmation must be filed with the court to be valid.

Sears said it exercised flawed legal judgment in the execution and handling of certain debt reaffirmations. Immediately upon learning of this problem, the company's senior management last week directed that all reaffirmations must be filed in a timely fashion. Yesterday, the company initiated the voluntary restitution plan described in its motion to the Bankruptcy Court in Massachusetts. The company also discussed its plan with the offices of the Massachusetts Attorney General and the U.S. Bankruptcy Trustee for Region One, which includes Massachusetts.
  Under the plan, the company will return amounts collected through reaffirmation agreements that were not filed, including principal and finance charges, with interest.



                                                    - more -



To implement the plan, Sears has initiated a process to identify any debtors whose reaffirmation agreements were not filed
properly during the period 1992 to date.   Until repayments can
be made, the company, as soon as possible, will cease sending billing statements and assessing interest charges to former debtors who signed reaffirmation agreements that were not filed.




While the company is in the early stages of assessing the cost of its plan, Sears expects it may have a material effect on 1997 annual earnings.

The company yesterday received documents relating to a class action suit filed in the Bankruptcy Court of Massachusetts that pertain to the same issues.



Sears has retained the services of Professor Lawrence P. King, the Charles Seligson Professor of Law at New York University School of Law, to perform a review of Sears procedures with regard to reaffirmation agreements. The company advised the court that it is committed to following Professor King's recommendations to assure future compliance with requirements of the bankruptcy code.



Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive services, with annual revenues of more than $38 billion.